Exhibit 99.1

Mistras Group Announces Results for Q2 Fiscal Year 2017

•	Q2 earnings per diluted share of $0.26

•	International segment has strong quarter with record sales and operating income

•	Gross margins increased for 6th consecutive quarter

•	Adjusted EBITDA margin for Q2 was 12.7% and year-to-date was 12.6%

•	YTD operating and free cash flow in line with prior year

•	Announces change in fiscal year to December 31
MISTRAS Group, Inc. January 4, 2017 4:01 PM

PRINCETON JUNCTION, N.J., January 4, 2017 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for the second quarter and first six months of its fiscal year 2017, which ended November 30, 2016.

Revenues for the second quarter of fiscal year 2017 declined by 9% compared with prior year to $176.6 million. Revenues for the first half of fiscal year 2017 declined by 8% compared with prior year to $345.1 million. The Company’s revenue declines related mostly to weak North American oil and gas market conditions, as well as the timing of customer project-related spending. In contrast, aerospace and other markets remained positive.

Although revenues declined, gross profit margins improved year-on-year for the 6th consecutive quarter to 29.5% in the second quarter of fiscal year 2017 compared with the prior year’s 29.2%. International segment gross margins improved by over 300 basis points to 35.1%, while Services segment gross margin declined by 150 basis points to 25.8% and Products and Systems gross margins declined slightly. The continued International improvement was driven by organic growth, a better sales mix and improved utilization of technicians. The Services gross margin rate decline was driven by lower revenues and a less favorable sales mix.

Cash flow from operating activities was $26.0 million in the first half of fiscal year 2017, in line with prior year. Free cash flow, defined as cash flow from operating activities less cash used to purchase property, plant and equipment and intangible assets, was $18.5 million in the first half of fiscal year 2017, also in line with prior year. The Company primarily utilized its free cash flow to make three relatively small acquisitions and to repurchase $7 million of stock. The Company’s net debt (total debt less cash) of $84.1 million was approximately 1.0x Adjusted EBITDA at November 30, 2016.

Net income for the second quarter of fiscal year 2017 was $7.7 million, 32% below the prior fiscal year’s net income of $11.4 million. Earnings per diluted share for the second quarter of fiscal year 2017 were $0.26 per diluted share, 33% below the prior year’s $0.39 per diluted share. Adjusted EBITDA was $22.3 million, or 12.7% of revenues in the second quarter of fiscal year 2017, 23% below the prior year’s $29.2 million, or 15.0% of revenues.

Net income for the first half of fiscal year 2017 was $14.4 million, while earnings per diluted share were $0.48, 22% and 23% lower, respectively, than the prior year’s first half. Adjusted EBITDA was $43.5 million, or 12.6% of revenues in the first half of fiscal year 2017, 16% below the prior year’s $51.5 million, or 13.8% of revenues.

The Company’s operating margin exclusive of acquisition-related items was 7.6% of sales in the second quarter of fiscal year 2017, compared with 10.0% in the prior’s year’s second quarter. Operating margin calculated on the same basis was 7.2% in the first half of fiscal year 2017 compared with 8.4% in the prior year’s first half.

Performance by segment was as follows:
Services segment operating income before special items declined by $7.1 million or (37%) in the second quarter of fiscal year 2017 compared with prior year, on revenues that declined by $18 million or 12%. Services operating income before special items declined by $8.7 million or 26% during the first half of fiscal year 2017 compared with prior year, on revenues that declined by $28.8 million, or 10%. Services first half operating margin before special items declined by 200 basis points to 9.7%, driven by the year-on-year revenue and gross margin decline combined with flat operating expenses.

International segment operating income before special items improved by $3.2 million or 90% in the second quarter of fiscal year 2017 compared with prior year, on revenues that grew by $3.8 million or 10%. International operating income before special items grew by $6.1 million or 111% during the first half of fiscal year 2017 compared with prior year, on revenues that grew by $4.5 million, or 6%. The Company enjoyed double digit second quarter organic revenue growth in both Germany and Brazil, and significantly improved sales mix in nearly all of its international operations, which along with improved utilization of technical staff were the primary reasons for its profit improvement.

Products and Systems segment operating income declined by $0.9 million on a revenue decline of $1.1 million in the second quarter of fiscal year 2017, driven by a decline in sales volume and reduced sales mix of products sold.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "As mentioned in previous earnings calls we knew that the Fall season of 2016 would be a challenging market in North America, however our results were somewhat weaker than we expected, as customer workloads were less than we had forecasted. On the other hand, our International segment continued to gain market share and to benefit from a strong sales mix that enabled us to utilize our technical workforce at a higher rate.”

Dr. Vahaviolos added: “Having realized strong improvements in our fiscal year that ended May 31, 2016, we have been disappointed by the adverse market conditions we have encountered in the second half of calendar 2016. We will take some minor staffing actions to adjust headcounts and reposition some of our labs, which will drive some severance expense in the upcoming reporting period. We are also changing our fiscal year end to December 31, effective for December 31, 2016, in order to better align our budgeting and planning cycles with most of our customers. Accordingly, the Company will file its annual report on Form 10-K for its abbreviated year-end in March 2017 and will reset its guidance on a calendar year basis at that time. "

Dr. Vahaviolos concluded: “We are encouraged that as the calendar shifts to 2017, some customers have already indicated plans for additional spending for the new calendar year. This important factor, plus optimism from the November election results and improving oil prices makes us optimistic for a better calendar year that will also coincide with our new fiscal year. We have not completed our planning and budgeting process for 2017; we will provide you with our 2017 outlook when we issue our 10-K in March.”

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, January 5, 2017 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 44711099 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters.

These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2016 filed with the Securities and Exchange Commission on August 15, 2016, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). Free cash flow does not represent residual cash flow available for discretionary expenditures since items such as debt repayments are not deducted in determining such measures. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	November 30, 2016	May 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$26,261	$21,188
Accounts receivable, net	141,367	137,913
Inventories	10,396	9,918
Deferred income taxes	6,174	6,216
Prepaid expenses and other current assets	16,759	12,711
Total current assets	200,957	187,946
Property, plant and equipment, net	74,580	78,676
Intangible assets, net	42,137	43,492
Goodwill	171,060	169,220
Deferred income taxes	952	1,000
Other assets	2,480	2,341
Total assets	$492,166	$482,675
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$8,112	$10,796
Accrued expenses and other current liabilities	63,525	62,983
Current portion of long-term debt	2,028	12,553
Current portion of capital lease obligations	6,689	7,835
Income taxes payable	4,085	2,710
Total current liabilities	84,439	96,877
Long-term debt, net of current portion	91,332	72,456
Obligations under capital leases, net of current portion	10,340	11,932
Deferred income taxes	19,670	18,328
Other long-term liabilities	7,679	6,794
Total liabilities	213,460	206,387
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	292	290
Additional paid-in capital	215,956	213,737
Treasury stock, at cost	(7,000)	—
Retained earnings	96,563	82,235
Accumulated other comprehensive loss	(27,262)	(20,099)
Total Mistras Group, Inc. stockholders’ equity	278,549	276,163
Noncontrolling interests	157	125
Total equity	278,706	276,288
Total liabilities and equity	$492,166	$482,675

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Six months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015

Revenue	$176,642	$194,786	$345,085	$374,639
Cost of revenue	119,214	132,720	232,195	256,120
Depreciation	5,352	5,141	10,758	10,320
Gross profit	52,076	56,925	102,132	108,199
Selling, general and administrative expenses	35,517	34,008	70,794	69,844
Research and engineering	580	601	1,212	1,222
Depreciation and amortization	2,542	2,822	5,139	5,603
Acquisition-related expense (benefit), net	197	(75)	591	(971)
Income from operations	13,240	19,569	24,396	32,501
Interest expense	928	1,335	1,748	3,257
Income before provision for income taxes	12,312	18,234	22,648	29,244
Provision for income taxes	4,555	6,804	8,282	10,967
Net income	7,757	11,430	14,366	18,277
Less: net income (loss) attributable to noncontrolling interests, net of taxes	26	5	39	(20)
Net income attributable to Mistras Group, Inc.	$7,731	$11,425	$14,327	$18,297
Earnings per common share
Basic	$0.27	$0.40	$0.49	$0.64
Diluted	$0.26	$0.39	$0.48	$0.62
Weighted average common shares outstanding:
Basic	29,056	28,869	29,016	28,796
Diluted	29,998	29,594	30,139	29,641

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Six months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
Revenues
Services	$132,418	$150,463	$259,108	$287,868
International	42,230	38,425	79,748	75,284
Products and Systems	6,686	7,791	12,853	16,477
Corporate and eliminations	(4,692)	(1,893)	(6,624)	(4,990)
	$176,642	$194,786	$345,085	$374,639

	Three months ended		Six months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
Gross profit
Services	$34,184	$41,118	$68,629	$77,687
International	14,837	12,106	27,224	22,886
Products and Systems	3,230	3,833	6,326	7,755
Corporate and eliminations	(175)	(132)	(47)	(129)
	$52,076	$56,925	$102,132	$108,199

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended		Six months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
	($ in thousands)		($ in thousands)
Services:
Income from operations	$12,172	$18,815	$24,641	$34,214
Severance costs	34	188	77	188
Acquisition-related expense (benefit), net	19	337	364	(593)
Income before special items	12,225	19,340	25,082	33,809
International:
Income from operations	6,717	3,971	11,375	5,789
Severance costs	112	115	201	174
Acquisition-related expense (benefit), net	11	(487)	21	(457)
Income before special items	6,840	3,599	11,597	5,506
Products and Systems:
Income from operations	152	1,055	289	2,239
Severance costs	14	17	14	17
Acquisition-related expense (benefit), net	—	—	—	—
Income before special items	166	1,072	303	2,256
Corporate and Eliminations:
Loss from operations	(5,801)	(4,272)	(11,909)	(9,741)
Severance costs	—	—	133	—
Acquisition-related expense (benefit), net	167	75	206	79
Loss before special items	(5,634)	(4,197)	(11,570)	(9,662)
Total Company
Income from operations	$13,240	$19,569	$24,396	$32,501
Severance costs	$160	$320	$425	$379
Acquisition-related expense (benefit), net	$197	$(75)	$591	$(971)
Income before special items	$13,597	$19,814	$25,412	$31,909

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Six months ended
	November 30, 2016	November 30, 2015

Net cash provided by (used in):
Operating activities	$25,969	$26,524
Investing activities	(15,042)	(9,623)
Financing activities	(4,344)	(16,644)
Effect of exchange rate changes on cash	(1,510)	(233)
Net change in cash and cash equivalents	$5,073	$24

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended		Six months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015

Net income	$7,757	$11,430	$14,366	$18,277
Less: net income (loss) attributable to noncontrolling interests, net of taxes	26	5	39	(20)
Net income attributable to Mistras Group, Inc.	$7,731	$11,425	$14,327	$18,297
Interest expense	928	1,335	1,748	3,257
Provision for income taxes	4,555	6,804	8,282	10,967
Depreciation and amortization	7,894	7,963	15,897	15,923
Share-based compensation expense	1,407	1,270	3,313	3,227
Acquisition-related expense (benefit), net	197	(75)	591	(971)
Severance	160	320	425	379
Foreign exchange (gain) loss	(519)	163	(1,044)	455
Adjusted EBITDA	$22,353	$29,205	$43,539	$51,534